Exhibit 99.1

QUEST DIAGNOSTICS REPORTS STRONG EARNINGS
GROWTH IN FIRST QUARTER 2009

–   Diluted earnings per share of $0.89, up 24%
–   Total revenues of $1.8 billion, up 1.3%
–   Cash flow from operations of $273 million, up 73%
–   2009 EPS outlook increased to between $3.65 to $3.75

MADISON, N.J., APRIL 21, 2009—Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic testing, information and services, announced that for the first quarter ended March 31, 2009, income from continuing operations was $169 million, or $0.89 per diluted share, compared to $141 million, or $0.72 per diluted share, in the first quarter of 2008.

First quarter revenues increased 1.3% to $1.8 billion. Clinical testing revenues increased 2.2% compared to the prior year. Revenue per requisition increased 4.1% and clinical testing volume, measured by the number of requisitions, decreased 1.9%. Drugs of abuse testing volume, which is sensitive to hiring trends, declined 25% and reduced clinical testing volume by 1.7% . Changes associated with lab management agreements that the company exited further reduced volume by about 1%. Underlying volume continued to grow consistent with prior quarters.

“We began the year with a strong first quarter, delivering a 24% increase in earnings per share,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer. “These results reflect our continued focus on growing esoteric testing, including cancer diagnostics, and our program to drive sustainable operating efficiencies, as well as effective cost management in the quarter. We are executing our plan, and for 2009 continue to expect revenue growth of 3%. Reflecting our strong performance in the quarter, today we are raising our guidance for earnings per share.”

For the first quarter, operating income increased to $321 million, or 17.8% of revenues, from $280 million, or 15.7% of revenues in 2008. Bad debt expense as a percentage of revenues improved to 4.5% from 4.8% in the prior year. Days sales outstanding improved to 43 days, compared to 48 days a year ago and 44 days at year end. Cash flow from operations improved to $273 million, from $158 million in the first quarter of 2008. During the quarter, the company repurchased $250 million of its common shares and made capital expenditures of $40 million.

Earnings Outlook for 2009 Improved

For 2009, the company today increased its estimated earnings per diluted share from continuing operations to between $3.65 and $3.75, which includes an anticipated second-quarter benefit of $0.05 per share associated with an insurance recovery. Previously, the company estimated diluted earnings per share of between $3.50 and $3.70. The company expects revenue growth of approximately 3% and operating income of approximately 18% of revenues. Cash from operations is expected to approximate $1 billion before the payment of the previously announced NID settlement, or approximately $700 million after such payment. Capital expenditures are expected to approximate $200 million.

Quest Diagnostics will hold its first quarter conference call on April 21, 2009 at 8:30 A.M. Eastern Time. A simulcast of the call is available by dialing 415-228-4961, passcode 3214469 and via the Internet at: www.QuestDiagnostics.com. Registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call will be available from 10:30 A.M. on April 21 through midnight on May 19, 2009 to investors in the U.S. by dialing 866-395-9177. Investors outside the U.S. may dial 203-369-0501. No password is required for either number.

About Quest Diagnostics

Quest Diagnostics is the world's leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care.

Additional company information is available at www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in "Business" in Part I, Item 1, "Risk Factors" and "Cautionary Factors that May Affect Future Results" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures About Market Risk" in Part II, Item 7A in the company's 2008 Annual Report on Form 10-K and other items throughout the Form 10-K and Current Reports on Form 8-K.

Estimated cash from operations before the payment of the previously announced NID settlement is presented because management believes that it is a useful adjunct to estimated cash from operations under accounting principles generally accepted in the United States since it is a meaningful measure of the company's ongoing operating performance. Estimated cash from operations before the payment of the previously announced NID settlement is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to estimated cash from operations. See footnote 7 to the attached tables.

This earnings release, including the attached financial tables, is available online in the Press Room section at www.QuestDiagnostics.com.

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three Months Ended March 31, 2009 and 2008
(in millions, except per share and percentage data)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
Net revenues
	$1,808.0	$1,784.6
Operating costs and expenses:
Cost of services	1,053.5	1,058.6
Selling, general and administrative	424.3	435.1
Amortization of intangible assets	9.0	9.3
Other operating expense, net	0.1	1.3
Total operating costs and expenses	1,486.9	1,504.3
Operating income	321.1	280.3
Other income (expense):
Interest expense, net	(39.4)	(47.6)
Equity earnings in unconsolidated joint ventures	8.6	8.0
Other expense, net	(2.7)	(1.0)
Total non-operating expenses, net	(33.5)	(40.6)
Income from continuing operations before taxes	287.6	239.7
Income tax expense	110.2	91.9
Income from continuing operations	177.4	147.8
Loss from discontinued operations, net of taxes	(1.7)	(1.1)
Net income	175.7	146.7
Less: Net income attributable to noncontrolling interests	8.6	7.1
Net income attributable to Quest Diagnostics	$167.1	$139.6

Amounts attributable to Quest Diagnostics’ stockholders:
Income from continuing operations	$168.8	$140.7
Loss from discontinued operations, net of taxes	(1.7)	(1.1)
Net income	$167.1	$139.6

Earnings per share attributable to Quest Diagnostics’
common stockholders - basic:
Income from continuing operations	$0.89	$0.72
Loss from discontinued operations	(0.01)	-
Net income	$0.88	$0.72
Earnings per share attributable to Quest Diagnostics’
common stockholders – diluted:
Income from continuing operations	$0.89	$0.72
Loss from discontinued operations	(0.01)	(0.01)
Net income	$0.88	$0.71

Weighted average common shares outstanding:
Basic	189.4	194.1
Diluted	190.7	195.8

Operating income as a percentage of net revenues	17.8%	15.7%

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
March 31, 2009 and December 31, 2008
(in millions, except per share data)

	March 31,	December 31,
	2009	2008
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$204.2	$253.9
Accounts receivable, net	888.3	832.9
Inventories	86.5	102.1
Deferred income taxes	207.0	218.4
Prepaid expenses and other current assets	98.6	89.5
Total current assets	1,484.6	1,496.8
Property, plant and equipment, net	861.9	879.7
Goodwill, net	5,042.7	5,054.9
Intangible assets, net	813.8	827.4
Other assets	143.6	145.0
Total assets	$8,346.6	$8,403.8

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,261.4	$1,219.6
Short-term borrowings and current portion of long-term debt	5.0	5.1
Total current liabilities	1,266.4	1,224.7
Long-term debt	3,077.2	3,078.1
Other liabilities	470.7	475.9
Stockholders’ equity:
Quest Diagnostics stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares
authorized at both March 31, 2009 and December 31,
2008; 214.1 shares issued at both March 31, 2009 and
December 31, 2008	2.1	2.1
Additional paid-in capital	2,259.0	2,262.1
Retained earnings	2,710.2	2,561.7
Accumulated other comprehensive loss	(87.5)	(68.1)
Treasury stock, at cost; 28.8 shares and 23.7 shares at
March 31, 2009 and December 31, 2008, respectively	(1,375.3)	(1,152.9)
Total Quest Diagnostics stockholders’ equity	3,508.5	3,604.9
Noncontrolling interests	23.8	20.2
Total stockholders’ equity	3,532.3	3,625.1
Total liabilities and stockholders’ equity	$8,346.6	$8,403.8

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2009 and 2008
(in millions)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008

Cash flows from operating activities:
Net income	$175.7	$146.7
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	64.9	65.3
Provision for doubtful accounts	81.4	86.0
Deferred income tax provision (benefit)	13.1	(2.6)
Stock compensation expense	14.1	21.2
Excess tax benefits from stock-based compensation arrangements	(1.1)	(0.6)
Other, net	(2.4)	(3.4)
Changes in operating assets and liabilities:
Accounts receivable	(136.1)	(151.8)
Accounts payable and accrued expenses	(1.6)	(48.5)
Integration, settlement and other special charges	(5.3)	(2.4)
Income taxes payable	63.9	69.0
Other assets and liabilities, net	6.2	(21.0)
Net cash provided by operating activities	272.8	157.9

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(1.4)	22.8
Capital expenditures	(39.6)	(46.9)
(Increase) decrease in investments and other assets	(0.4)	6.9
Net cash used in investing activities	(41.4)	(17.2)

Cash flows from financing activities:
Proceeds from borrowings	50.0	20.0
Repayments of debt	(50.6)	(135.5)
Decrease in book overdrafts	(17.4)	(4.7)
Purchases of treasury stock	(250.0)	-
Exercise of stock options	10.0	6.4
Excess tax benefits from stock-based compensation arrangements	1.1	0.6
Dividends paid	(19.0)	(19.4)
Distributions to noncontrolling interests	(5.0)	(5.7)
Financing costs paid	(0.2)	-
Net cash used in financing activities	(281.1)	(138.3)

Net change in cash and cash equivalents	(49.7)	2.4

Cash and cash equivalents, beginning of period	253.9	167.6

Cash and cash equivalents, end of period	$204.2	$170.0

Cash paid during the period for:
Interest	$47.1	$58.9
Income taxes	$31.3	$24.8

Notes to Financial Tables

1)	On January 1, 2009, the Company adopted Statement of Financial Accounting Standard No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51” (“SFAS 160”), the provisions of which, among others, requires that minority interests be renamed “Net income attributable to noncontrolling interests” and that a company present a consolidated net income measure that includes the amount attributable to such noncontrolling interests for all periods presented. The adoption of SFAS 160 did not impact earnings per share attributable to Quest Diagnostics’ common stockholders.

2)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended
	March 31,
	2009	2008

Amounts attributable to Quest Diagnostics’ common stockholders:
Income from continuing operations	$168.8	$140.7
Loss from discontinued operations, net of taxes	(1.7)	(1.1)
Net income attributable to common stockholders – basic and diluted	$167.1	$139.6

Weighted average common shares outstanding - basic	189.4	194.1

Effect of dilutive securities:
Stock options, restricted common shares, restricted stock units and
performance share units	1.3	1.7

Weighted average common shares outstanding - diluted	190.7	195.8

Earnings per share attributable to Quest Diagnostics’ common stockholders - basic:
Income from continuing operations	$0.89	$0.72
Loss from discontinued operations	(0.01)	-
Net income	$0.88	$0.72

Earnings per share attributable to Quest Diagnostics’ common stockholders - diluted:
Income from continuing operations	$0.89	$0.72
Loss from discontinued operations	(0.01)	(0.01)
Net income	$0.88	$0.71

3)	For the three months ended March 31, 2009, the Company repurchased approximately 5.6 million shares of its common stock at an average price of $44.48 per share for $250 million, including 4.5 million shares repurchased from SB Holdings Capital Inc., a wholly-owned subsidiary of GlaxoSmithKline plc., at an average price of $44.33 per share for $200 million. For the three months ended March 31, 2009, the Company reissued 0.6 million shares for employee benefit plans.

4)	The following table summarizes the approximate impact of various items on year-over-year comparisons for certain revenue metrics reported for the quarter ended March 31, 2009, and is included for informational purposes only:

	Continuing Operations
	Three Months Ended
	March 31, 2009

	Consolidated		Revenue
	Revenue	Volume	per Requisition
	Growth	Growth	Growth

Reported:	1.3%	(1.9)%	4.1%

Impact on comparisons to prior year of:
Drugs of abuse testing	(0.7)%	(1.7)%	1.0%
Laboratory management contracts	(0.2)%	(0.9)%	0.7%
Number of business days	(0.8)%	(0.8)%	-
Foreign exchange	(0.8)%	-	-

5)	On April 15, 2009, the Company announced it finalized resolution of the previously disclosed federal government investigation related to certain test kits manufactured by NID, a test kit manufacturing subsidiary voluntarily closed in 2006. In the second quarter of 2009, payments totaling $308 million, which had been previously reserved, were funded out of cash-on-hand and available credit facilities.

6)	In April, 2009, the Company reached an agreement regarding an insurance claim for storm related losses resulting in a $15.5 million gain to be recorded in the second quarter of 2009.

7)	Estimated cash from operations represents management's estimate of cash from operations for the full year 2009, before the payment for the previously announced NID settlement. Estimated cash from operations before the payment for the NID matter is presented because management believes it is a useful adjunct to estimated cash from operations under accounting principles generally accepted in the United States since it is a meaningful measure of the Company's ongoing operating performance. Estimated cash from operations before the payment for the NID matter is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to estimated cash from operations. The following table reconciles estimated cash from operations to estimated cash from operations before the payment for the NID matter:

Twelve Months Ended December 31, 2009
(in millions)
Estimated cash from operations	~ $700
Add:
NID settlement payments	308

Estimated cash from operations before the payment for the NID matter	~ $1,000